Interpublic Completes NFO Acquisition

Leading Global Research Capability

Expands IPG Marketing Services Offerings


         NEW YORK, April 20, 2000 - Expanding its global range of core advertising and marketing services with the addition of custom and Internet-based marketing research, The Interpublic Group of Companies Inc. (NYSE: IPG) today announced the completion of its acquisition of NFO Worldwide, Inc. (NYSE: NFO). The completed deal creates a $5 billion (revenues) corporation that now has leading worldwide positions in marketing research and consumer knowledge as well as in advertising, independent media buying, direct and relationship marketing, healthcare communications, Interactive consulting and e-communications services, promotions and events, corporate identity and packaging, public relations and sports marketing.

         "The value of the strategic fit between Interpublic and NFO is becoming clearer and more pronounced as a result of the dramatic changes occurring globally throughout the marketing and media landscape," said Philip H. Geier, Jr., Chairman and CEO of Interpublic. "Because of the rapidly changing business environment, clients of all sizes and types are demanding more consumer knowledge and insight as a component of marketing programs as well as the faster delivery of this information. These are exactly the areas where NFO excels. So with NFO now part of the Interpublic family, our set of core global competencies will now range from the basics of consumer understanding to the ultimate in marketing communications delivery."

         John J. Dooner, Jr., President and COO of Interpublic, noted that NFO would very quickly be introduced to IPG client opportunities as well as its experience operating in a global environment. Mr. Dooner said: "We have been very impressed by NFO's consistent record of research innovation in all areas, including market evaluation, product development, brand management, customer satisfaction, pricing, distribution, and advertising effectiveness. We will now move ahead together not only to share client opportunities but to develop new analytical and measurement tools to better help all of our combined clients better manage and expand their businesses."

         As the largest custom marketing research firm in North America and the third largest in the world, NFO Worldwide is the leading provider of research-based marketing information and counsel to the worldwide business community. It is also the No. 1 provider of Internet-based marketing research, an extensive global practice that includes both gathering information about consumers through Web-based panels and using the Internet as an information-delivery channel with its clients. NFO Worldwide will operate as an independent IPG unit.

         "We are delighted to join the Interpublic family of companies and are excited about the opportunity to grow all of NFO's businesses at an accelerated rate," said William E. Lipner, who continues as Chairman, President and Chief Executive Officer of NFO Worldwide. "Interpublic recognizes the importance of providing high quality market research services and the role technology is having in the way information is gathered, distributed and used. As we begin to cross-fertilize ideas and clients, we look forward to benefiting from IPG's decades of knowledge and success in doing business around the world," Lipner continued.

         Interpublic and NFO first announced a definitive merger agreement on Dec. 20, 1999, which was revised on April 3, 2000. Pursuant to the terms of the revised merger agreement, each NFO shareholder will receive .5503 shares of Interpublic common stock for each share of NFO common stock held on April 20, 2000. NFO stockholders will receive cash for any fractional shares.

         NFO, which had 1999 revenues of $457 million (a 66% increase over 1998), delivers custom and syndicated marketing information and counsel to over 4,000 clients in 38 countries in key market sectors such as packaged goods and foods, healthcare, financial services, high tech/telecommunications, travel and leisure, automotive and business to business.

         The Interpublic Group of Companies, Inc., which had 1999 revenues of $4.56 billion and operations in 127 countries, now includes McCann-Erickson WorldGroup, The Lowe Group, DraftWorldwide, Initiative Media Worldwide, International Public Relations, NFO Worldwide, Octagon, Zentropy Partners, Allied Communications Group and other related companies. The shares of The Interpublic Group of Companies, Inc. are listed on the New York Stock Exchange ("IPG"). For further information, visit: www.Interpublic.com.

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Contact:    Interpublic
            Barry Linsky
            (212) 399-8068